UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 5, 2004

IMPAC Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50082	94-3109238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Evelyn Avenue, Mountain View, CA	94041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 623-8800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 5, 2004, IMPAC Medical Systems, Inc. issued a press release announcing that it had entered into a two-year renewable Sales Consulting Agreement on that date with Elekta Limited under which Elekta is granted non-exclusive rights to offer IMPAC’s oncology information system products and services in select markets around the world.

The agreement enables Elekta to offer a broad solution encompassing the entire cancer therapy process from initial referral, through treatment, and into long-term follow-up. IMPAC will provide installation, training, and support services for the end users of the information systems sold by Elekta, thereby facilitating IMPAC’s expansion into the global markets. The agreement also commits the companies to continue to maintain open systems and solutions.

IMPAC has provided interface solutions to the Elekta radiation oncology products and has kept pace with the Elekta industry-leading technological achievements for many years. IMPAC has interfaced to Elekta equipment in ten countries.

In December 2003, IMPAC and Elekta reached agreements to standardize interfaces for oncology therapeutic equipment based on the DICOM Standard.

On October 4, 2004, the companies announced another collaborative development to improve the performance of IMRT (Intensity Modulated Radiation Therapy) whereby a new enhanced interface is expected to ship later this year which will add a high speed capability supportive of Elekta’s PreciseBEAM™ IMRT.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	IMPAC Medical Systems, Inc. Press Release dated October 5, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MEDICAL SYSTEMS, INC.

By:	/s/ KENDRA A. BORREGO
Kendra A. Borrego Chief Financial Officer

Date: October 12, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	IMPAC Medical Systems, Inc. Press Release dated October 5, 2004